Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
OCTOBER 25, 2007
CONTACTS:
ROBERT W. WALKER, PFBI CEO	THOMAS M. LOOKABAUGH, CFB CEO
(304) 525-1600	(304) 273-1100

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
PURCHASE OF CITIZENS FIRST BANK, INC.

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $547 million community bank holding company with five bank subsidiaries, and Citizens First Bank, Inc. (Citizens First), a $59 million community bank headquartered in Ravenswood, West Virginia jointly announce a definitive agreement whereby Premier will purchase Citizens First for up to $11,700,000 in stock and cash.

Premier President and CEO Robert W. Walker commented, “Citizens First Bank is a fast growing, vibrant franchise and we are proud to have the chance for them to join the Premier family of community banks.  We hope to be able to help (co-founders) Tom (Lookabaugh) and Scott (Miller) continue to expand their franchise and help them to reach the level of financial performance enjoyed by our other affiliate banks.”

Citizens First President and CEO Thomas M. Lookabaugh stated, “We are excited by the opportunities to continue to expand our banking franchise we began over seven years ago.  We believe Premier can give us a competitive edge by providing “behind-the-scenes” expertise in the areas of compliance, auditing, IT and cost management while allowing us to remain community bankers and serve our customers as we always have.  Also, through Premier’s network of affiliate community banks, we will be able offer a wider range of products and services as well as better serve larger loan and deposit customers.”

Citizens First Bank was organized in March 2001 as a $4.0 million start-up bank headquartered in Ravenswood, West Virginia along the Ohio River.  As of September 30, 2007, it is a $59 million bank with $47 million in outstanding loans, and an additional branch location in Ripley, West Virginia.  Net income in 2006 totaled approximately $575,000, a 0.96% return of average assets (ROA) for the year, while year-to-date September 2007 earnings total $374,000.  Citizens First Bank will remain a state chartered bank as a wholly owned subsidiary of Premier.

Premier Financial Bancorp recently announced a 22.5% increase in their third quarter 2007 earnings over their third quarter 2006 earnings.  Premier’s year-to-date earnings through September 30, 2007 totaled $5.383 million, a 1.30% ROA and an 11.2% increase over year-to-date 2006 earnings.  Premier also owns Boone County Bank in Madison, West Virginia and First Central Bank located in Philippi, West Virginia.  In Kentucky, Premier’s affiliates are Citizens Deposit Bank in Vanceburg and Farmers Deposit Bank in Eminence.  Ohio River Bank headquartered in Ironton, Ohio is also a community bank owned by Premier.

Under terms of the definitive agreement, each share of Citizens First common stock will be entitled to merger consideration of cash and stock that will generally total $29.25, subject to certain limitations.  Premier will issue 480,000 shares of its common stock plus, depending upon Premier’s stock price nearer to transaction closing, Premier will pay in total up to $5.3 million in cash to the shareholders of Citizens First.  The transaction, which still requires approval by regulatory agencies and Citizens First’s shareholders, is anticipated to close sometime in the first quarter of 2008.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.